Exhibit 99.2

Explanatory Note

On April 30, 2015, MaxLinear, Inc. completed its previously announced acquisition of Entropic Communications, Inc. pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of February 3, 2015, by and among MaxLinear, Entropic and other parties named therein. MaxLinear paid approximately $111 million in cash and issued approximately 20.4 million shares of its Class A Common Stock in connection with the acquisition. MaxLinear is filing the following pro forma combined financial statements, which were originally included in MaxLinear’s Amendment No. 1 to its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 25, 2015 (the “Registration Statement”), pursuant to certain requirements set forth in Item 9.01 of Form 8-K. Any reference to the “joint proxy statement/prospectus” in the unaudited pro forma combined financial statements set forth below means the joint proxy statement/prospectus filed by MaxLinear with the Securities and Exchange Commission on March 30, 2015.

UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

On February 3, 2015, MaxLinear and Entropic entered into a merger agreement under which, subject to the conditions set forth in the merger agreement, Excalibur Acquisition Corporation, a wholly-owned subsidiary of MaxLinear, will merge with and into Entropic and Entropic will continue as the surviving corporation. As soon as practicable thereafter, Entropic will merge with and into Excalibur Subsidiary, LLC, a wholly-owned subsidiary of MaxLinear, and Excalibur Subsidiary, LLC will continue as the surviving company and as a wholly-owned subsidiary of MaxLinear. Under the terms of the merger agreement, at the effective time of the merger, each share of Entropic common stock (other than excluded shares, which will be cancelled for no consideration) will be converted into the right to receive $1.20 in cash, without interest and 0.2200 of a share of MaxLinear Class A common stock, and cash payable in lieu of any fractional shares. The cash portion of the merger consideration will be derived from Entropic’s cash and, if necessary, MaxLinear’s cash, in accordance with the terms of the merger agreement. Specifically, under the merger agreement, at or prior to the effective time, Entropic will deposit with the exchange agent an aggregate amount of cash as directed by MaxLinear (not to exceed the aggregate amount of cash then held by Entropic and its subsidiaries, less $10,000,000) and MaxLinear will deposit with the exchange agent an aggregate amount of cash equal to the remaining amount of cash required to pay the cash portion of the merger consideration under the merger agreement.

The unaudited pro forma combined statements of operations for the year ended December 31, 2014 combines the historical consolidated statements of operations of MaxLinear and Entropic, giving effect to the merger as if it had occurred on January 1, 2014. The unaudited pro forma combined balance sheet as of December 31, 2014 combines the historical consolidated balance sheets of MaxLinear and Entropic, giving effect to the merger as if it had occurred on December 31, 2014. The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma combined financial statements; (ii) MaxLinear’s Annual Report on Form 10-K for the year ended December 31, 2014, which was incorporated by reference into the joint proxy statement/prospectus; (iii) Entropic’s Annual Report on Form 10-K for the year ended December 31, 2014, which was incorporated by reference into the joint proxy statement/prospectus; and (iv) additional information that was contained in, or incorporated by reference into, the joint proxy statement/prospectus.

The unaudited pro forma combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. Since the unaudited pro forma combined financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

MaxLinear and Entropic

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	MaxLinear	Entropic
Net revenue	$133,112	$191,619			$324,731
Cost of net revenue	51,154	98,368	(4,689)	A	144,833

Gross profit	81,958	93,251			179,898
Operating expenses:
Research and development	56,625	117,234	180	A	174,039
Selling, general and administrative	34,191	61,560	16,866	A	112,617
Restructuring charges	—	12,375			12,375

Total operating expenses	90,816	191,169			299,031

Loss from operations	(8,858)	(97,918)			(119,133)
Interest income	236	611			847
Interest expense	(15)	(27)			(42)
Other income (expense), net	(108)	297			189

Loss before income taxes	(8,745)	(97,037)			(118,139)
Provision (benefit) for income taxes	(1,704)	1,087		B	(617)

Net loss	$(7,041)	$(98,124)			$(117,522)

Net loss per share, basic and diluted	$(0.19)				$(2.08)

Shares used in computing net loss per share, basic and diluted	36,472		19,999	C	56,471

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7 –Adjustments to Unaudited Pro Forma Combined Statements of Operations.

MaxLinear and Entropic

Unaudited Pro Forma Combined Balance Sheet

December 31, 2014

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	MaxLinear	Entropic
Assets
Current assets:
Cash and cash equivalents	$20,696	$17,307	$(20,562)	A	$17,441
Short-term investments	48,399	79,397	(79,397)	A	48,399
Accounts receivable, net	18,523	27,795			46,318
Inventory	10,858	10,404			21,262
Prepaid expenses and other current assets	2,438	7,337	233	I	10,008

Total current assets	100,914	142,240			143,428
Property and equipment, net	12,441	17,413			29,854
Long-term investments	10,256	9,126	(9,126)	A	10,256
Intangible assets	10,386	33,588	57,812	B	101,786
Goodwill	1,201	4,688	56,754	C	62,643
Other long-term assets	513	3,860	(1,054)	I	3,319

Total assets	$135,711	$210,915			$351,286

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,509	$7,210			$14,719
Deferred revenue and deferred profit	3,612	141			3,753
Accrued price protection liability	10,018	—			10,018
Accrued expenses and other current liabilities	5,548	10,730	11,212	D, I	27,490
Accrued compensation	6,559	8,387			14,946

Total current liabilities	33,246	26,468			70,926
Deferred rent	2,177	6,350			8,527
Other long-term liabilities	1,186	1,837	(94)	I	2,929
Commitments and contingencies
Stockholders’ equity:
Common stock	4	91	(89)	E	6
Additional paid-in capital	177,912	505,900	(331,475)	F	352,337
Accumulated other comprehensive income (loss)	(25)	175	(175)	G	(25)
Accumulated deficit	(78,789)	(329,906)	325,281	H,D	(83,414)

Total stockholders’ equity	99,102	176,260			268,904

Total liabilities and stockholders’ equity	$135,711	$210,915			$351,286

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 8 – Adjustments to Unaudited Pro Forma Combined Balance Sheet.

NOTES TO THE UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

Entropic Acquisition

On February 3, 2015, MaxLinear entered into an agreement and plan of merger and reorganization with Entropic, pursuant to which MaxLinear agreed to acquire all of Entropic’s outstanding equity interests. Under the terms of the merger agreement, upon consummation of the merger, all outstanding shares of capital stock of Entropic will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $275.1 million in the aggregate, subject to certain adjustments specified in the merger agreement. Approximately $109.1 million of the acquisition consideration payable to Entropic stockholders will be payable in cash. Approximately $166.0 million of the acquisition consideration will be comprised of a number of shares of MaxLinear’s Class A common stock determined based on the exchange ratio of 0.2200. After applying the certain adjustments specified in the merger agreement, on a pro forma basis as of December 31, 2014, the total consideration is approximately $283.5 million, consisting of approximately $109.1 million in cash and approximately 20.0 million shares of MaxLinear’s Class A common stock (valued for purposes of these unaudited pro forma financial statements at $166.0 million based on the closing price of MaxLinear’s Class A common stock on March 3, 2015 of $8.30). MaxLinear will also assume certain of Entropic’s vested and unvested stock-based compensation awards for which $8.4 million will be recognized as purchase consideration. The Entropic acquisition is structured such that Excalibur Acquisition Corporation, a wholly-owned subsidiary of MaxLinear, will merge with and into Entropic and Entropic will continue as the surviving corporation. As soon as practicable thereafter, Entropic will merge with and into Excalibur Subsidiary, LLC, a wholly-owned subsidiary of MaxLinear, and Excalibur Subsidiary, LLC will continue as the surviving company and as a wholly-owned subsidiary of MaxLinear.

2. Basis of Presentation

The unaudited pro forma combined financial data was prepared in accordance with SEC Regulation S-X Article 11 and was based on the historical financial statements of MaxLinear and Entropic. MaxLinear is not currently aware of any significant accounting policy differences between MaxLinear and Entropic, but as further information becomes available such policy differences may be identified and could result in significant differences from the unaudited combined pro forma financial statements.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of MaxLinear issued after completion of the Entropic acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the Entropic acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma combined financial statements.

ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to MaxLinear in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MaxLinear may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect MaxLinear’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. MaxLinear expects to incur total acquisition-related transaction costs of approximately $4.6 million and Entropic expects to incur total acquisition-related transaction costs of approximately $7.9 million. As discussed in Note 8 (D), the liabilities related to these costs have been included in the unaudited pro forma combined balance sheet as of December 31, 2014.

3. Historical MaxLinear

Financial information of MaxLinear in the “Historical MaxLinear” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of MaxLinear as of December 31, 2014. Financial information presented in the “Historical MaxLinear” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of MaxLinear for the 12 months ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in Entropic’s consolidated financial statements as set forth below (in thousands). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of MaxLinear.

Reclassification and classification of the unaudited combined pro forma balance sheet as of December 31, 2014

	Before Reclassification	Reclassification		After Reclassification
Deferred rent	$—	$2,177	(i)	$2,177
Other long-term liabilities	3,363	(2,177	)(i)	1,186

(i)	Represents the reclassification of “Deferred rent” from the “Other long-term liabilities” line item in the table set forth above.

4. Historical Entropic

Financial information of Entropic in the “Historical Entropic” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Entropic as of December 31, 2014. Financial information presented in the “Historical Entropic” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Entropic for the 12 months ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in MaxLinear’s consolidated financial statements as set forth below (in thousands). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Entropic.

Reclassification and classification of the unaudited combined pro forma balance sheet as of December 31, 2014

	Before Reclassification	Reclassification		After Reclassification
Deferred tax assets—long-term	$1,054	$(1,054	)(i)	$—
Other long-term assets	2,806	1,054	(i)	3,860
Deferred revenue and deferred profit	—	141	(ii)	141
Accrued expenses and other current liabilities	10,871	(141	)(ii)	10,730

(i)	Represents the reclassification of “Other long-term assets” from the “Deferred tax assets—long-term” line item in the table set forth above.
(ii)	Represents the reclassification of “Deferred revenue and deferred profit” from the “Accrued expenses and other current liabilities” line item in the table set forth above.

Reclassifications and classification in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before Reclassification	Reclassification		After Reclassification
Selling, general and administrative	$—	$61,560	(i)(ii)(iii)(iv)	$73,935
Sales and marketing	24,371	(24,371	)(ii)	—
General and administrative	23,258	(23,258	)(iii)	—
Amortization of intangibles	1,244	(1,244	)(i)	—
Impairment of assets	12,687	(12,687	)(iv)	—

(i)	Represents the reclassification of “Selling, general and administrative” of $1.2 million related to amortization of intangible assets.
(ii)	Represents the reclassification of “Selling, general and administrative” of $24.4 million related to sales and marketing activities.
(iii)	Represents the reclassification of “Selling, general and administrative” of $23.3 million related to general and administrative activities.
(iv)	Represents the reclassification of “Selling, general and administrative” of $12.7 million related to the loss on disposals of fixed assets.

5. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the Entropic acquisition:

(In thousands)
Estimated Acquisition Consideration(1)
Cash	$109,085
Fair value of MaxLinear Class A common stock to be issued	165,991
Fair value of options to purchase MaxLinear Class A common stock and restricted stock units(2)	8,436

Estimated purchase price consideration	$283,512

(1)	The estimated acquisition consideration reflected in these unaudited pro forma combined financial statements does not purport to represent what the actual consideration transferred will be when the Entropic acquisition is completed. The acquisition consideration will include approximately 20.0 million shares of MaxLinear Class A common stock valued at $166.0 million based on the closing price of MaxLinear’s Class A common stock on March 3, 2015 of $8.30.
(2)	The fair value of the MaxLinear equivalent stock options was estimated using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the MaxLinear stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on the remaining vesting period and contractual term of the options, using the simplified method of determining expected term as used by MaxLinear. The stock price volatility and expected term are based on MaxLinear’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the acquisition.

Assumptions Used for the Valuation of MaxLinear Equivalent Stock Options:

Expected volatility	45.41%
Risk-free interest rate	0.86%
Expected term	2.61
Dividend yield	0%

6. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by MaxLinear in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Calculation of Net Assets Acquired	(In thousands)
Net book value of assets acquired as of December 31, 2014	$138,228
Adjustments:
Identifiable intangible assets	91,400
Entropic unpaid transaction costs	(7,885)
Deferred taxes	327
Goodwill	61,442

Net assets acquired	$283,512

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma combined financial statements was primarily limited to the preliminary identification and valuation of intangible assets. MaxLinear will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that MaxLinear believes will result from combining the operations of Entropic with the operations of MaxLinear.

The following is a discussion of the adjustments made to Entropic’s assets and liabilities in connection with the preparation of these unaudited pro forma combined financial statements:

Identifiable Intangible Assets

At the Entropic acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with Entropic, MaxLinear identified the following significant intangible assets: developed technology, in-process research and development (“IPR&D”), trademarks and trade names, customer-related intangible and product backlog. For purposes of these unaudited pro forma combined financial statements, the fair value of these intangible assets has been determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. However, for the purposes of these unaudited pro forma combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the identifiable intangible assets were estimated by MaxLinear management to be as follows: developed technology of $61.8 million with a weighted-average useful life of 10 years, in-process IPR&D of $5.1 million which is an indefinite lived intangible asset, trademarks and trade names of $1.8 million with a weighted-average useful life of 10 years, customer-related intangible of $5.1 million with a weighted-average useful life of 10 years and product backlog of $17.6 million with a weighted-average useful life of 0.75 years.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma combined financial statements. Once MaxLinear has full access to the specifics of Entropic’s intangible assets, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to MaxLinear only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition.

Inventory

Entropic’s inventory consists of raw materials, work in process, and finished goods. For purposes of these unaudited pro forma combined financial statements, no adjustment has been made to the fair value of inventory as MaxLinear has limited knowledge as to the specific details of the inventory in order to make adjustments to the value at this point in time. Once the transaction is completed, MaxLinear will perform a valuation of inventory on hand at that time and a resulting step-up in value will be applied to Entropic inventory.

Other Assets/Liabilities

Adjustments to Entropic’s remaining assets and liabilities may also be necessary, however at this time MaxLinear has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, MaxLinear believes that the December 31, 2014 Entropic book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. MaxLinear does not anticipate that the actual adjustments for these current assets and liabilities on the closing date will be materially different. Once the transaction is complete, MaxLinear will perform a valuation of the property and equipment that could result in a material difference from the book value.

Goodwill

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

7. Adjustments to Unaudited Pro Forma Combined Statements of Operations:

(A) Intangible Amortization – To reflect amortization of acquired finite-lived intangible assets based on their preliminary estimated fair values and estimated average useful life, less the historical Entropic amortization expense. Also, see (B) in Note 8 – Adjustments to Unaudited Pro Forma Combined Balance Sheet.

(B) Income Taxes – Entropic is anticipated to be in a net deferred tax asset position with a full valuation allowance against the domestic deferred tax asset. No proforma adjustment for taxes has been reflected in the unaudited combined statement of operations.

(C) Number of Shares Used in Per Share Calculations – To reflect the issuance of approximately 20.0 million shares of MaxLinear Class A common stock per the merger agreement based on Entropic’s common stock outstanding of 90.9 million at December 31, 2014 multiplied by the exchange ratio of 0.2200. Although the exchange ratio is fixed, the number of shares to be issued is subject to the Entropic shares outstanding as of the effective time of the merger. The impact of potential shares from the stock options and restricted stock units issued as part of the Entropic acquisition is anti-dilutive for all periods presented.

8. Adjustments to Unaudited Pro Forma Combined Balance Sheet:

(A) Cash Consideration – To reflect the payment of $109.1 million cash consideration to effect the Entropic acquisition.

(B) Intangible Assets – To reflect the preliminary fair values of intangible assets acquired. These estimated fair values and the related useful lives are considered preliminary and are subject to change. Accordingly, the estimates related to deferred taxes discussed at (I) below are also subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. For the purposes of this proforma presentation, the developed technology, trademarks and trade names, customer-related intangible and product backlog intangible assets are being amortized using the straight-line method. IPR&D intangible assets are indefinite-lived intangible assets until the Company completes such assets and places them into production, at which time the assets will be amortized over their estimated useful lives.

(C) Goodwill – To eliminate Entropic’s goodwill and reflect the preliminary estimate of goodwill of $61.4 million.

(D) Transaction Costs – To reflect estimated transaction costs remaining to be incurred related directly to the transaction of approximately $12.5 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the Entropic acquisition. Estimated remaining transaction costs for MaxLinear and Entropic are $4.6 million and $7.9 million, respectively.

(E) Common Stock – To eliminate Entropic common stock and reflect issuance of MaxLinear Class A common shares to effect the acquisition.

(F) Additional Paid-in-capital – To reflect the following equity transactions in connection with the Entropic acquisition:

(In thousands)
Eliminate Entropic APIC	$(505,900)
Estimated fair value of MaxLinear shares to be issued	165,991
Par value of MaxLinear shares recorded within common stock	(2)
Estimated fair value of assumed stock options and RSUs deemed purchase consideration	8,436

Total	$(331,475)

The “Estimated fair value of MaxLinear shares to be issued” was based on approximately 90.0 shares of Entropic’s common stock outstanding as of December 31, 2014, multiplied by the exchange ratio of 0.2200 and the closing price of MaxLinear’s Class A common stock on March 3, 2015 of $8.30. “Estimated fair value of assumed stock options and RSUs deemed purchase consideration” represents the estimated aggregate fair value of MaxLinear’s replacement awards attributable to the service periods prior to the merger, which is considered as part of purchase consideration, and was calculated based on Entropic’s equity awards outstanding as of December 31, 2014, multiplied by the assumed exchange ratio of 0.362704 and estimated fair value of equity awards.

The fair values of MaxLinear’s Class A common stock and equity awards were estimated based on MaxLinear’s closing Class A common stock price on March 3, 2015 of $8.30 per share. A 25% increase in the price of MaxLinear’s Class A common stock would increase the aggregate merger consideration by $41.5 million, and a 25% decrease in the price of MaxLinear’s common stock would decrease the aggregate merger consideration by $41.5 million, both with a corresponding change to MaxLinear’s assets. The market price of MaxLinear’s Class A common stock which Entropic shareholders will receive in the merger as a portion of the merger consideration will continue to fluctuate from the date of this joint proxy statement/prospectus through the effective time of the merger and the final valuation could differ significantly from the current estimates.

(G) Accumulated Other Comprehensive Income – To eliminate Entropic’s accumulated other comprehensive income.

(H) Accumulated Deficit – To eliminate Entropic’s historical accumulated deficit of $329.9 million and reflect the immediate impact to MaxLinear’s accumulated deficit from the $4.6 million of transaction costs accrued by MaxLinear had the Entropic acquisition occurred on December 31, 2014.

(I) Deferred Tax Asset – Entropic is anticipated to have a net deferred tax asset position with a full valuation allowance against the domestic deferred tax. Entropic has a net deferred tax asset in their foreign jurisdictions. As a result of business combination accounting, there was a reallocation of the valuation allowance among the current and deferred tax asset classification. It is anticipated that after valuation, the net current deferred tax asset acquired will be $0.23 million and the net current deferred tax liability will be $0.23 million. These adjustments have been included in the unaudited pro forma combined balance sheet.